                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into this 23rd day of July 1999, among SilverPlatter Education, Inc., a Massachusetts corporation ("Seller"), SilverPlatter Information, Inc. ("Shareholder"), and HealthStream, Inc., a Tennessee corporation ("Buyer"). Seller and Shareholder are sometimes hereinafter collectively referred to as the "Selling Parties."

                                    RECITAL:

         WHEREAS, Seller desires to sell to Buyer at the Closing (as hereinafter defined), and Buyer desires to purchase from Seller certain assets for developing and providing continuing medical education programs to physicians on CD-ROM and via the Internet under the names "SilverPlatter Education," "Physicians' Home Page" and "Core Curriculum" (the "Business") , as more fully described herein, upon and subject to the terms and conditions contained in this Agreement.

         NOW, THEREFORE, IN CONSIDERATION of the premises and of the mutual representations, warranties and covenants which are made and to be performed by the respective parties, it is agreed as follows:

ARTICLE 1. PURCHASE AND SALE OF ASSETS

1.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), Seller shall sell, transfer, convey, assign and deliver to Buyer and Buyer shall purchase, acquire and accept from Seller, effective as of midnight on the Closing Date, all of Seller's right, title and interest in and to the following described assets to the extent used exclusively in the Business, wherever located (collectively, the "Assets"):

         (a) all fixed assets, machinery and equipment, software, tools, dies, fixtures, furniture, furnishings, plant and office equipment identified on
Schedule 1.1(a);

         (b) all inventories, including supplies, work-in-process, spare parts and finished goods;

         (c) all prepaid supplies and other prepaid expenses (other than prepaid insurance and postage meter, as set forth on Schedule 1.1(c));

         (d) all of Seller's rights in and under leases, contracts set forth on
Schedule 4.17, know-how licenses, purchase and sale orders, quotations and other agreements to which Seller is a party as of the Closing Date;

         (e) all operating data and records of Seller, including books, records, sales and sales promotional data, advertising materials, customer lists, credit information, cost and pricing information, supplier lists, business plans, reference catalogs, and computer programs and electronic data processing software related to any of the foregoing items, except that minute books and corporate records, tax returns and litigation files of Seller shall not be included in the Assets;

         (f) all engineering and production designs, drawings, formulae, technology, trade secrets, know-how and other similar data of Seller;

         (g) all titles produced by Seller listed in Schedule 1.1(h);

         (h) all patents, patent applications, trademarks listed in Schedule 1.1(i), trade names, service marks, registered user entries, copyrights and all of Seller's right, title and interest in any application for any of the foregoing, and all claims and causes of action relating to any of the foregoing, including claims and causes of action for past infringement; and all rights under permits, licenses, franchises and similar authorizations used by Seller in its business to the extent transferable;

         (i) fifty percent (50%) of the cash collected prior to the Closing with respect to Seller's core curriculum seminars which have a commencement date following the Closing Date; and

         (j) the goodwill of the business conducted by Seller.

1.2 EXCLUDED ASSETS. Notwithstanding anything else contained herein, the following assets are excluded from the Assets being acquired by or transferred to Buyer on the Closing Date (collectively, the "Excluded Assets"):

         (a) cash and cash equivalents and securities of Seller, except as provided in Sections 1.1(i) and 3.2(b)(vi);

         (b) accounts receivable and fifty percent (50%) of the balance due on the core curriculum lectures as of the Closing Date as set forth on Schedule 1.2(b);

         (c) rights as lessee or occupant of 100 River Ridge Drive, Norwood, Massachusetts;

         (d) all minute books and corporate records, tax returns and litigation files of Seller;

         (e) any right, title or interest of Seller in any Federal, state, local or foreign tax refunds (and any income with respect thereto) and tax benefits; and

         (f) Seller's rights under any license to use the tradename SilverPlatter Education, Inc., the compound trademark SILVERPLATTER EDUCATION, the trademarks SILVERPLATTER (plus design) (which is the subject of United States Trademark Registration No. 2,013,062), SILVERPLATTER (stylized) (which is the subject of United States Trademark Registration No. 1,433,651), ______SPIRS (which is the subject of United States Trademark Application No. 75/571,060), WEBMEDLIT, PHYSICIANS' SILVERPLATTER and the design trademark which is the subject of United States Registration No. 2,122,689, any trade names or trademarks that are similar to any of the foregoing trade names or trademarks in visual appearance, phonetic pronunciation or overall commercial impression.

1.3 ASSUMPTION OF LIABILITIES. Except as set forth on Schedule 1.3 hereto and made a part hereof, or otherwise set forth in this Agreement, Buyer will not assume any debts, liabilities, obligations, expenses, taxes, contracts or commitments of Seller of any kind, character or description, whether accrued, absolute, contingent or otherwise, no matter whether arising before or after the Closing, and whether or not reflected or reserved against in Seller's financial statements, books of accounts or records. The Selling Parties will indemnify Buyer against and hold it harmless from any such obligations and liabilities not assumed by Buyer. The liabilities and obligations set forth on Schedule 1.3 are herein referred to as the "Assumed Liabilities."

1.4 ASSIGNMENT OF CONTRACTS. Anything in this Agreement to the contrary notwithstanding, this

Agreement shall not constitute an agreement to assign, and the Assets shall not include, any claim, contract, instrument, agreement, license, lease, commitment, sales order, purchase order or any claim or right, or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Buyer or Seller thereunder. Seller will use good faith efforts to obtain the consent of any and all third parties to the assignment of any such contract or agreement. Seller shall be responsible for the payment of any transfer or assignment fees required by any third party to effect the assignment of any such contracts or agreements listed on Schedule
4.17 attached hereto. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect such rights, Seller will cooperate with Buyer (but shall not be obligated to incur any expenses in such efforts) in any arrangement designed to provide for Buyer the benefits under any such claims, contracts, instruments, agreements, licenses, leases, commitments, sales orders or purchase orders, including, without limitation, enforcement for the benefit of Buyer of any and all rights of Buyer or Seller against a third party thereto arising out of a breach or cancellation by such third party or otherwise; and any transfer or assignment to Buyer of any property or property rights or any contract or agreement which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained.

ARTICLE 2. CONSIDERATION

2.1 PURCHASE PRICE. The purchase price for the Assets shall be $1,000,000 (the "Purchase Price"). Fifty percent (50%) of the Purchase Price shall be paid to the Seller at Closing by cashier's check or wire transfer of funds. Thirty percent (30%) of the Purchase Price shall, at Closing, be deposited in an escrow account at the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. pursuant to an Escrow Agreement under which Buyer shall receive all interest for deposits in said account, in the form attached as Exhibit A, and shall be paid to the Seller sixty (60) days from the Closing Date as defined herein by certified check or wire transfer of funds. The remaining twenty percent (20%) shall be paid to the Shareholder in the form of Buyer's Common Stock at Closing. The value of Buyer's Common Stock as of the Closing Date shall be $7.52 per share. This is the price per share that Buyer is currently offering Series C Convertible Preferred Stock to a select group of investors. If Buyer sells Series C Convertible Preferred Stock, or any other class of stock, at its next round of financing which secures at least $3 million of proceeds for Buyer for less than $7.52 per share, then the price per share of Buyer's Common Stock that Seller receives under this Agreement shall be reset to the price per share paid by investors at the Buyer's next round of financing, and Buyer shall issue to the Shareholder that number of additional shares of Common Stock that would have been issued at the lower price per share. If Buyer does not close a round of financing which secures at least $3 million of proceeds by December 31, 1999, then the value of the Common Stock shall be reset to $4.32 per share, and Buyer shall issue to the Shareholder that number of additional shares of Common Stock which would have been issued at $4.32 per share.

ARTICLE 3. CLOSING; OBLIGATIONS OF THE PARTIES

3.1 CLOSING DATE. The closing (the "Closing") shall take place on July 23, 1999, at the offices of Buyer, 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203, or at such other time and place as the parties hereto mutually agree (the "Closing Date").

3.2      OBLIGATIONS OF THE PARTIES AT THE CLOSING.

         (a) At the Closing, Buyer shall deliver to Seller (or Seller's agent):

             (i) the consideration as specified in Section 2.1, as well as payments for the services set forth in Sections 6.9 through 6.11, should Buyer choose to request Seller to perform them;

             (ii) payment for the pro rata share of July rent and utilities at 50 Beacon Street, Boston, which equals $1,325 and payment for the right to continue to occupy space at 100 River Ridge Drive, Norwood for the month following the Closing Date, which equals $5,000;

             (iii) a copy of resolutions of the Board of Directors of Buyer, certified by Buyer's Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Buyer, and the consummation of the transactions contemplated hereby;

             (iv) a certificate in the form of Exhibit B hereto of Buyer certifying as to the accuracy of Buyer's representations and warranties at and as of the Closing and that Buyer has performed or complied with all of the covenants, agreements, terms, provisions and conditions to be performed or complied with by Buyer at or before the Closing;

             (iv) a copy of the Buyer's Charter, certified by the Tennessee Secretary of State;

             (v) certificates of existence and good standing for the Buyer, certified by the Secretary of State of Tennessee, dated within ten (10) business days of Closing:

             (vi) the opinion of legal counsel for the Buyer, the terms of which are substantially as set forth in Section 9.4;

             (vii) an executed original of the Trademark License, in the form attached as Exhibit C;

             (viii) a license to the Selling Parties to MD Digests and Internet Library, in the form attached as Exhibit D; and

             (ix) a license to the Selling Parties to use the MD Digests and Internet Library trademarks, in the form attached as Exhibit E;

             (x) an executed copy of the Escrow Agreement, in the form attached as Exhibit A;

             (xi) permission to KnowledgeCite, Inc. to continue to occupy certain space at 50 Beacon Street, Boston, until July 31, 1999 in the form of Exhibit G-3; and

             (xii) such other certificates and documents as Selling Parties or their counsel may reasonably request.

         (b) At the Closing, Selling Parties will deliver to Buyer:

             (i) such bills of sale, assignments, and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Buyer, as shall be effective to vest in Buyer all of Seller's and the Shareholders' title to and interest in the Assets, and, simultaneously with such delivery, will take such steps as may be necessary to put Buyer in actual possession and operating control of the Assets;

             (ii) a certificate of each of the Selling Parties in the form of Exhibit F hereto certifying as to the accuracy of the Selling Parties representations and warranties at and as of the Closing and that they have performed or complied with all of the covenants, agreements, terms, provisions and conditions to be performed or complied with by each of them at or before the Closing;

             (iii) copy of resolutions of the Board of Directors and Shareholders of Seller, certified by Seller's Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Seller, and the consummation of the transactions contemplated hereby;

             (iv) the opinion of legal counsel for the Seller, the terms of which are substantially as set forth in Section 8.4;

             (v) an assignment of the lease for 50 Beacon Street, Boston, in the form attached as Exhibit G-1, and permission to occupy space at 100 River Ridge Drive, in the form attached as Exhibit G-2;

             (vi) fifty percent (50%) of the cash collected prior to the Closing with respect to Seller's core curriculum seminars, which have a commencement date following the Closing Date;

             (vii) certificates of existence and good standing for the Seller, certified by the Secretary of State of Massachusetts, dated July 14, 1999;

             (viii) a license to Buyer to WebMedLit, in the form attached as Exhibit H;

             (ix) a license to Buyer to use the WebMedLit trademarks, in the form attached as Exhibit I;

             (x) a license to use the Medline database, buildware and SPIRS software, in the form attached as Exhibit J;

             (xi) Selling Parties shall have executed the Non-Competition Agreement in the form of Exhibit K hereto and of even date herewith;

             (xii) Selling Parties shall have executed the Shareholders' Agreement in the form of Exhibit L hereto and of even date herewith;

             (xiii) an executed Drug Information Handbook Database Agreement, in the form attached as Exhibit M;

             (xiv) Selling Parties shall have executed the Voting Agreement in the form of Exhibit N hereto and of even date herewith;

             (xv) Selling Parties shall have executed the Co-Sale Agreement in the form of Exhibit O hereto and of even date herewith;

             (xvi) payment for the right to continue to occupy 50 Beacon Street, Boston until July 31, 1999, which equals $260.00; and

             (xvii) such other certificates and documents as Buyer or its counsel may reasonably request.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES BY SELLING PARTIES

Selling Parties hereby represent and warrant as follows:

4.1 AUTHORIZATION. Seller has full corporate power and authority (including all necessary approvals of Seller's shareholders) to enter into this Agreement and perform its obligations hereunder and carry out the transactions contemplated hereby. The Board of Directors of Seller has taken all action required by law, its Articles of Incorporation and its Bylaws to authorize the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby. This Agreement constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

4.2 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Seller has full corporate power and authority to transfer the Assets to Buyer, to carry on its business as now conducted and possesses all governmental and other permits, licenses and other authorizations to own, lease or operate its assets and properties as now owned, leased and operated and to carry on its business as presently conducted. Seller is not licensed or qualified to do business as a foreign corporation in any jurisdiction and neither the properties owned or leased nor the business transacted by Seller makes such licensing or qualification to do business as a foreign corporation necessary, and no other jurisdiction has demanded, requested or otherwise indicated that (or inquired whether) Seller is required so to qualify.

4.3 SUBSIDIARIES. Seller neither owns nor has an interest in, directly or indirectly, any other corporation, partnership, joint venture or other business organization.

4.4 NO VIOLATION. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, (a) violate any provision of, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which Seller is a party or by which any of Seller's assets or properties are bound; (b) violate any provision of the Articles of Incorporation or Bylaws of Seller; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to Seller; or (d) violate any other contractual or legal obligation or restriction to which Seller is subject.

4.5 FINANCIAL STATEMENTS. Seller has delivered to Buyer: (a) balance sheets of Seller as at December 31 in each of the years 1996, 1997, and 1998 and for 1998 the related statements of income, changes in stockholders' equity and cash flow including the notes thereto (the "Historical Financial Statements") and (b) a balance sheet of Seller as at June 30, 1999 (the "Interim Balance Sheet") and related statements of income, changes in shareholder's equity and cash flow for the six (6) months then ended (collectively the "Interim Financial Statements," and together with the Historical Financial Statements, the "Financial Statements"). The Financial Statements fairly present the assets, liabilities, financial condition and results of operations of Seller as at the respective dates thereof and for the periods therein referred to, and, with respect to 1998, in accordance with generally accepted United States accounting principles; and the Financial Statements reflect the consistent application of such accounting principles for 1998. The date of the Interim Balance Sheet included in the Financial Statements is sometimes hereinafter referred to as the Balance Sheet Date.

4.6 ASSETS. Except for the trademarks referenced in the Trademark Licenses attached as Exhibits C, E and I hereto, the Assets constitute substantially all the assets owned, leased or used by Seller which are necessary to the operation of Seller's business as now being conducted.

4.7 TANGIBLE ASSETS. Schedule 1.1(a) contains an accurate list as of December 31, 1998, of all material fixed and other tangible assets and personal property owned by Seller. All such plants, structures, machinery and equipment are in good working condition and repair, normal wear and tear excepted, and are adequate for the operations as currently being conducted by Seller. All such plants, structures, machinery and equipment conform in all material respects to applicable health, sanitation, fire, safety and labor laws and ordinances. Seller does not own or lease any real property.

4.8 TITLE TO PROPERTIES; ENCUMBRANCES. Except as set forth in Schedule 4.8, Seller has good, valid and marketable title to all Assets, personal, tangible and intangible, including, without limitation, the Assets reflected in the Financial Statements (except for inventory sold since the date thereof in the ordinary course of business and consistent with past practice). None of the Assets is subject to any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge of any kind, except (a) liens shown on the Financial Statements as securing specified liabilities (with respect to which no default exists), (b) liens for current taxes not yet due, (c) minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not detract from the value of the property subject thereto and do not impair the use of the property subject thereto or impair the operations of Seller including, but not limited to, those liens and encumbrances described on
Schedule 4.8.

4.9 TRADEMARKS, PATENTS, ETC. Schedule 4.9 is an accurate and complete list of all registered patents, trademarks, tradenames, trademark registrations, service names, service marks, copyrights, formulas and applications therefor owned by Seller. Schedule 1.1(i) and the trademarks licensed under the Trademark License and WebMedLit Trademark License are the complete list of trademarks, tradenames, service names and service marks owned by Selling Parties or their affiliates used by Seller in the operation of Seller's business, title to each of which is, except as set forth on Schedule 4.9 hereto, held by Seller free and clear of all adverse claims, liens, security agreements, restrictions or other encumbrances. Except for the copyright infringement claim by the American Academy of Ophthalmology more particularly described in Schedule 4.9 (the "AAO Claim"), there is no infringement action, lawsuit, claim or complaint which asserts that Seller's operations violate or infringe the rights or the trade names, trademarks, trademark registration, service name, service mark or copyright of others with respect to any apparatus or method of Seller or any adversely held trademark, trade name, trademark registration, service name, service mark or copyright, and Seller is not in any way making use of any confidential information or trade secrets of any person except with the consent of such person.

4.10 NO UNDISCLOSED LIABILITY. Except as and to the extent of the amounts specifically reflected or reserved against in the Financial Statements or disclosed in the notes thereto, Seller does not have any knowledge of any material liabilities or obligations of any nature, whether or not absolute, accrued, asserted, liquidated, matured, contingent or otherwise and whether due or to become due (including, without limitation, liabilities for taxes and interest, penalties and other charges payable with respect thereto) which alone or in the aggregate may affect Seller's ability to transfer the Assets hereby or, from and after Closing, Buyer's right, title and interest in and to the Assets and Buyer's use and enjoyment thereof.

4.11 ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth on
Schedule 4.11, since the Balance Sheet Date, Seller has not:

         (a) suffered any material adverse change in its working capital, financial condition, assets, liabilities, business or prospects, experienced any labor difficulty, or suffered any material casualty loss (whether or not insured);

         (b) made any change in its business or operations or in the manner of conducting its business other than changes in the ordinary course of business; incurred any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except items incurred in the ordinary course of business and consistent with past practice, or experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

         (c) paid, discharged or satisfied any claim, lien, encumbrance or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than claims, encumbrances or liabilities (i) which are reflected or reserved against in the Financial Statements and which were paid, discharged or satisfied since the date thereof in the ordinary course of business and consistent with past practice, or (ii) which were incurred and paid, discharged or satisfied since the Balance Sheet Date in the ordinary course of business and consistent with past practice;

         (d) written down the value of any inventory, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for immaterial write-downs and write-offs made in the ordinary course of business, consistent with past practice and at a rate no greater than during the fiscal year ended December 31, 1998;

         (e) canceled any other debts or claims, or waived any rights, of substantial value;

         (f) sold, transferred or conveyed any of its properties or assets (whether real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

         (g) disposed of or permitted to lapse, or otherwise failed to preserve the exclusive rights of Seller to use any registered patent, trademark, trade name, logo or copyright or any such application, or disposed of or permitted to lapse any license, permit or other form of authorization, or disposed of or disclosed to any person any trade secret, formula, process or know-how;

         (h) granted any increase in the compensation of any officer, director, employee or agent (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment) which is out of the ordinary course of business, or adopted any such plan or other arrangements; and no such increase, or the adoption of any such plan or arrangement, is planned or required;

         (i) made any capital expenditures or commitments in excess of $10,000 in the aggregate for replacements or additions to property, plant, equipment or intangible capital assets;

         (j) made any change in any method of accounting or accounting practice;

         (k) paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction with, any of the Selling Parties or the officers or directors of Seller, any affiliates or associates of any Selling Party or any of their respective officers or directors, or any business or entity in which any of such persons has any direct or material indirect interest, except for compensation to the officers and employees of Seller at rates not exceeding the rates of compensation in effect at the Balance Sheet Date and advances to employees in the ordinary course of business for travel and expense disbursements in accordance with past practice; or

         (l) agreed, whether in writing or otherwise, to take any action described in this Section 4.11.


4.12 TAX MATTERS. Seller has duly filed all Tax reports and returns required to be filed by it and has duly paid all Taxes and other charges (whether or not shown on any Tax return) due or claimed to be due from it by federal, foreign, state or local taxing authorities; and true and correct copies of all Tax reports and returns relating to such Taxes and other charges for the period December 31, 1992 to December 31, 1998 have been heretofore delivered to Buyer. The reserves for Taxes contained in the Financial Statements and carried on the books of Seller are adequate to cover all Tax liabilities as of the date of this Agreement. Since the Balance Sheet Date, Seller has not incurred any Tax liabilities other than in the ordinary course of business; there are no Tax liens (other than liens for current Taxes not yet due) upon any properties or assets of Seller (whether real, personal or mixed, tangible or intangible), and, except as reflected in the Financial Statements, there are no pending or threatened questions or examinations relating to, or claims asserted for, Taxes or assessments against Seller, and there is no basis for any such question or claim. Seller has not granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. For purposes of this Agreement, "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended ("Code")), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

4.13 COMPLIANCE WITH APPLICABLE LAW. To Seller's knowledge, Seller has in the past duly materially complied and is presently duly materially complying, in the conduct of its business and the ownership of its assets with all applicable laws, whether statutory or otherwise, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities (federal, state, local or otherwise) (collectively, "Laws"). None of the Selling Parties has received any notice of, or notice of any investigation of, a possible violation of any applicable Laws, or any other Law or requirement relating to or affecting the operations or properties of Seller.

4.14 LITIGATION. Except for the AAO Claim, to the best of the Selling Parties' knowledge, there are no claims, actions, suits, proceedings or investigations pending or threatened by or against, or otherwise affecting the Assets or the Business at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority. The Selling Parties do not know or have any reason to know of any basis for any such claim, action, suit, proceeding or investigation.

4.15 INSURANCE. Seller has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years.

4.16 EMPLOYEES AND FRINGE BENEFIT PLANS.

         (a) Schedule 4.16 sets forth the names, ages and titles of all employees of Seller earning in excess of $25,000 per annum, and the annual rate of compensation (including bonuses) being paid to each such employee as of the most recent practicable date.

         (b) Schedule 4.16 lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice, of Seller, whether legally binding or not, which affects one or more of its employees, (collectively, the "Plans"). Included in the Plans listed on Schedule 4.16 are all "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Seller has delivered to Buyer a copy of the Sanford Herald 401(k) Profit Sharing Plan ("Seller's 401(k) Plan"). Seller maintains no Plans which are subject to Title IV of ERISA or the minimum funding standards of
Section 412 of the Code.

         (c) Seller does not have any commitment, whether formal or informal and whether legally binding or not, (i) to create any additional such Plan, or (ii) to modify or change any such Plan so as to provide greater benefits.

         (d) To Seller's knowledge, Seller has complied in all material respects with all applicable federal, state and local laws, rules and regulations relating to employees' employment and/or employment relationships, including, without limitation, wage related laws, antidiscrimination laws, employee safety laws and COBRA (defined herein to mean the requirements of Code Section 4980B, Proposed Treasury Regulations Section 1.162-26 and Section 54.4980B-1 and Part 6 of Subtitle B of Title I of ERISA).

         (e) Seller is not a party to any contract or agreement or requirement of law which would require Buyer to hire, or subject Buyer to liability if it did not hire, any employee of Seller or which would require Buyer to pay or provide, or subject Buyer to liability if it did not pay or provide, any employee benefits (other than COBRA continuation coverage) to any employee of Seller for periods prior to or after the Closing Date (including any and all employee benefits and any compensatory, overtime, vacation, sick or holiday pay).

         (f) None of the Plans which are "welfare benefit plans," within the meaning of Section 3(l) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under Seller's group medical plan, a "group health plan" as defined in Code Section 4980B(g) and ERISA.

         (g) Neither the Seller nor any affiliate of Seller (as defined in ERISA) has ever participated in or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and Seller has not incurred and does not owe any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Sections 4201, 4203, or 4205 of ERISA.

         (h) Seller maintains for its eligible employees the Seller's 401(k) Plan, a profit sharing plan that permits employee elective deferrals under
Section 401(k) of the Code. Buyer maintains for its eligible employees a profit sharing plan that permits employee elective deferrals under Section 401(k) of the Code ("Buyer's 401(k) Plan"). Seller's 401(k) Plan has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto has been determined to be exempt from tax pursuant to Section 501(a) of the Code. No event has occurred since the date of such determination, including effective changes in laws or modifications to Seller's 401(k) Plan or arrangement, that would adversely affect such qualification or tax exempt status, other than the failure to make any required amendments, the time for adoption of which has not yet expired. Seller has delivered to Buyer complete copies of the most recent Internal Revenue Service determination letter with respect to Seller's 401(k) Plan.

4.17 CONTRACTS AND COMMITMENTS. Schedule 4.17 sets forth the list of contracts included in the Assets. Except as set forth on Schedule 4.17:

         (a) The legal enforceability after the Closing of the rights of Seller under any of its contracts will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         (b) Seller has no sales or purchase commitments which are in excess of the normal, ordinary and usual capacity or requirements of its business.

         (c) Except as described on Schedule 4.16, Seller is not a party to or bound by (i) any outstanding contracts with officers, employees, agents, consultants, advisors, salesmen, or sales representatives, that are not cancelable by Seller on notice of not longer than 30 days and without liability, penalty or premium, (ii) any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or (iii) any agreements that contain any severance or termination pay, liabilities or obligations.

         (d) Seller is not a party to any licensing agreement as licensee.

         (e) Seller is not restricted or purported to be restricted by agreement or otherwise from carrying on its business anywhere in the world.

4.18 ACCOUNTS PAYABLE. All accounts and notes payable of Seller, whether reflected in the Financial Statements or otherwise, with an invoice date prior to the Closing shall be paid by the Selling Parties.

4.19 ORDERS, COMMITMENTS AND RETURNS. The aggregate of all accepted and unfilled orders for the sale of merchandise entered into by Seller does not exceed an amount which can reasonably be expected to be filled in the ordinary course of business, assuming it is operated following the Closing in a comparable manner as it is being operated prior to Closing (all of which orders, contracts and commitments were made in the ordinary course of business). Seller does not know or have reason to believe that either the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will result in any cancellations or withdrawals of accepted and unfilled orders for the sale of Seller's merchandise.

4.20 SUPPLIERS. Neither of the Selling Parties has received any indication from any supplier (or otherwise has any reason to believe) that any such supplier will not continue as a supplier of Buyer after the Closing. Schedule 4.20 contains the name and address of the company which masters and duplicates Sellers CD-ROMs, and fulfills the Physicians' SilverPlatter CD-ROMs.

4.21 LABOR AND EMPLOYMENT MATTERS. There are no collective bargaining agreements in effect between Seller and labor unions or organizations representing any of Seller's employees. During the past seven years, there has been no request for collective bargaining or for an employee election from any employee, union or the National Labor Relations Board. Seller is, to its knowledge, in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There is no unfair labor practice complaint against Seller pending or threatened before the National Labor Relations Board or the United States Department of Labor or any state or local governmental body or agency. There is no labor strike, dispute, slowdown or stoppage in progress or threatened against or involving Seller. No question concerning representation has been raised or is threatened respecting the employees of Seller. No grievance or arbitration proceeding is pending and no claim therefor exists. No private agreement restricts Seller from relocating, closing or terminating any of its operations or facilities. Seller has not in the past five years experienced any labor strike, dispute, slowdown, stoppage or other labor difficulty.

4.22 NO BREACH. Each written contract or agreement referred to in this Agreement or in any Schedule hereto under which Seller has any right, interest or obligation is in full force and effect. Except for the AAO Claim, there have been no threatened cancellations thereof nor outstanding disputes thereunder, and Seller has not breached any provision of, nor does there exist any default in any material respect under, or event (including the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby) which is, or with the giving of notice or the passage of time or both would become, a breach or default in any material respect under the terms of any such arrangement.

4.23 INVENTORY. All inventory of Seller, whether reflected in the Financial Statements or otherwise, is of good and merchantable quality and is usable and saleable in the ordinary course of business, except for items of obsolete materials and materials of below standard quality, all of which have been written down in the Financial Statements to realizable market value or for which adequate reserves have been provided therein. The present quantities of all inventory of Seller are reasonable in the present circumstances of its business. Except as set forth in its end-user licenses, Seller is not under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, retailers or other customers.

4.24 PROFESSIONAL FEES. Neither Seller nor any of the Selling Parties has done anything to cause or incur any liability or obligation for investment banking, brokerage, finders, agents or other fees, commissions, expenses or charges in connection with the negotiation, preparation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, and Seller does not know of any claim by anyone for such a fee, commission, expense or charge.

4.25 CONSENTS AND APPROVALS. Except as set forth in Section 4.17 regarding Contracts or described in Section 4.29 regarding ACCME Accreditation, Seller has obtained all consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance of this Agreement by Seller.

4.26 SHAREHOLDER AUTHORITY. This Agreement constitutes the legal, valid and binding obligation of Shareholder, enforceable against the Shareholder in accordance with its terms. Shareholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform his or its obligations under this Agreement.

4.27 CORPORATE RECORDS. Seller has delivered or provided to Buyer for its review true complete and correct copies of the following items, as amended and presently in effect, for Seller: (a) Articles of Incorporation, (b) Bylaws, (c) minute books, and (d) stock certificate receipts (all hereinafter referred to as the "Corporate Records"). The Minute Books contain a record of all shareholder and director meetings and actions taken without a meeting from December 29, 1992 to the date hereof. The stock certificate receipts reflect all transactions in Seller's capital stock from the date of its incorporation to the date hereof.

4.28 FULL DISCLOSURE. Neither the information provided by the Selling Parties in this Agreement, nor any Schedule, exhibit, list, certificate or other instrument and document furnished by any Selling Party to Buyer pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading. No Selling Party has withheld from Buyer disclosure of any event, condition or fact which such Selling Party knows, or has reasonable grounds to know, may materially adversely affect Seller's assets, prospects or condition (financial or otherwise).

4.29 ACCME ACCREDITATION. To the best of Seller's knowledge, its continuing medical education ("CME") product line complies with the rules and regulations of the Accreditation Council for Continuing Medical Education ("ACCME"). Seller's CME product line conforms to the "Essentials and

Guidelines" in the form of Exhibit P hereto as articulated by the ACCME. Seller has no knowledge of any acts or omissions by Seller in its business practices that would impede continued ACCME accreditation in the near future and Seller shall, for up to one year following the Closing, use reasonable efforts to assist Buyer in securing the CME accreditation of Seller's current CME titles going forward. However, the ACCME operates outside the control of Seller and Shareholder and therefore there can be no guarantees that ACCME accreditation will continue into the future.

4.30 PURCHASE ENTIRELY FOR OWN ACCOUNT. This Agreement is made with the Selling Parties in reliance upon such Selling Parties' representation to the Buyer, which by such Selling Parties' execution of this Agreement Selling Parties hereby confirm, that the Common Stock to be purchased by Selling Parties (the "Securities") will be acquired for investment for such Selling Parties' own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Selling Parties have no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Selling Parties further represent that Selling Parties do not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

4.31 RELIANCE UPON SELLING PARTIES' REPRESENTATIONS. Selling Parties understand that the Common Stock is not registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to
Section 4(2) thereof, and that the Buyer's reliance on such exemption is predicated on the Selling Parties' representations set forth herein.

4.32 RECEIPT OF INFORMATION. Selling Parties believe they have received all the information Selling Parties consider necessary or appropriate for deciding whether to purchase the Common Stock. Selling Parties further represent that they have had an opportunity to ask questions and receive answers from the Buyer regarding the terms and conditions of the offering of the Common Stock and the business, properties, prospects, and financial condition of the Buyer and to obtain additional information (to the extent the Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Selling Parties or to which Selling Parties had access. The foregoing, however, does not limit or modify the representations and warranties of the Buyer in Section 5 of this Agreement or the right of the Selling Parties to rely thereon.

4.33 INVESTMENT EXPERIENCE. Selling Parties represent that they are experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that Selling Parties are able to fend for himself, herself or itself, can bear the economic risk of Selling Parties' investment, and has such knowledge and experience in financial and business matters that such investor is capable of evaluating the merits and risks of the investment in the Common Stock. If other than an individual, Selling Parties also represent that the 100% shareholder of each Selling Party (each an "Investor Owner") meets the requirements of the preceding sentence.

4.34 ACCREDITED INVESTOR.

         (a) The term "Accredited Investor" as used herein refers to any corporation not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

         (b) Shareholder, but not Seller, represents to the Buyer that Shareholder (and its Investor Owner) is an Accredited Investor.

4.35 RESTRICTED SECURITIES. Selling Parties understand that the Common Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Common Stock or an available exemption from registration under the Securities Act, the Common Stock must be held indefinitely. In particular, Selling Parties are aware that the Common Stock may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Buyer. Such information is not now available and the Buyer has no present plans to make such information available.

4.36 LEGENDS. To the extent applicable, each certificate or other document evidencing any of the Common Stock shall be endorsed with the legends substantially in the form set forth below:

         (a) The following legend under the Securities Act:

                  "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE BUYER HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE BUYER AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

         (b) Any legend imposed or required by applicable state securities laws.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES BY BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

5.2 AUTHORIZATION. Buyer has full corporate power and authority (including all necessary approvals of Buyer's shareholders) to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement, issue the Common Stock to Seller, and perform its obligations hereunder and carry out the transactions contemplated hereby. The Board of Directors of Buyer has taken all action required by law, its Articles of Incorporation, its Bylaws and otherwise to authorize the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

5.3 VALID AND BINDING AGREEMENT. This Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

5.4 NO VIOLATION. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not, (a) violate any provision, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which Buyer is a party or by which it is bound; (b) violate any provision of Buyer's Articles of Incorporation or Bylaws; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to Buyer; or (d) violate any other contractual or legal obligation or restriction to which Buyer is subject.

5.5 PROFESSIONAL FEES. Buyer has not done anything to cause or incur any liability for investment banking, brokerage, finders, agents or other fees, commissions, expenses or charges in connection with the negotiation, preparation, execution and performance this Agreement or the consummation of the transactions contemplated hereby, and Buyer does not know of any claim by anyone for such a commission or fee.

5.6 CONSENTS AND APPROVALS. Buyer has obtained all consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance of this Agreement by Buyer.

5.7 FINANCIAL STATEMENTS. Buyer has delivered to Seller the audited consolidated balance sheet of the Buyer and its subsidiaries as of the end of December 31, 1998, and the related consolidated statements of income, stockholders' equity and changes in financial position for the fiscal year then ended, prepared in accordance with generally accepted accounting principles and accompanied by an opinion of a firm of independent public accountants of recognized national standing selected by the Board of Directors of the, the last fiscal year, and the related consolidated statements of income, stockholders' equity and changes in financial position for the fiscal year then ended, prepared in accordance with generally accepted accounting principles. These financial statements fairly present the assets, liabilities, financial condition and results of operations of Buyer as of December 31, 1998 and for the period therein referred to.

5.8 FULL DISCLOSURE. To the best of Buyer's knowledge, neither the information provided by the Buyer in this Agreement, nor any Schedule, exhibit, list, certificate or other instrument and document furnished by Buyer to the Selling Parties pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading. Buyer has not withheld from the Selling Parties disclosure of any event, condition or fact which Buyer knows, or has reasonable grounds to know, may materially adversely affect Buyer's assets, prospects or condition (financial or otherwise).

5.9 LITIGATION. To the best of Buyer's knowledge, there are no claims, actions, suits, proceedings or investigations pending or threatened by or against, or otherwise affecting Buyer at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority. The Buyer does not know or have any reason to know of any basis for any such claim, action, suit, proceeding or investigation.

5.10 AUTHORIZED CAPITAL STOCK. The authorized capital stock of the Buyer consists of (i) 76,000 shares of Series A Convertible Preferred Stock, (ii) 1,436,961 shares of Series B Convertible Preferred Stock, and (iii) 20,000,000 shares of Common Stock, in each case with no par value. Immediately prior to the Closing, 76,000 shares of the Series A Convertible Preferred Stock, 527,751 shares of the Series B Convertible Preferred Stock, and 1,991,647 shares of the Common Stock will be validly issued and outstanding, fully paid and nonassessable. The designations, powers, preferences, rights, qualifications limitations and restrictions in respect of each class and series of authorized capital stock of the Buyer are as set forth in the Charter, a copy of which, as certified by the Secretary of State of Tennessee, is attached as Exhibit Q, and all such designations, powers, preferences, rights qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws. All of the outstanding securities of the Buyer were issued in compliance with all applicable federal and state securities laws.

5.11 BY-LAWS. The current by-laws of the Buyer are attached as Exhibit R.

5.12 ACCOUNTS PAYABLE. All accounts and notes payable relating to the Assets or the Business, with a due date following the Closing shall be paid by the Buyer.

ARTICLE 6. COVENANTS AND AGREEMENTS OF SELLER

         Seller agrees that from the date hereof until the Closing, and thereafter if so specified, it will, and Shareholder will cause Seller to, fulfill the following covenants and agreements unless otherwise consented to by Buyer in writing:

6.1 CONDUCT OF BUSINESS PENDING THE CLOSING.

         (a) Seller will take such action as may be necessary to maintain, preserve, renew and keep in full force and effect the existence, rights and franchises of Seller, to preserve the business organizations of Seller intact, and will use good faith efforts to preserve for Buyer the present relationships of Seller with its employees, suppliers and customers and others having business relationships with it.

         (b) Seller will not do or omit to do any act, or permit any act or omission to act, which may cause a breach of any contract, commitment or obligation of Seller, or any breach of any representation, warranty, covenant or agreement made by Seller herein.

         (c) Seller will duly comply with all laws applicable to it and its respective business and operations and all laws, compliance with which is required for the valid consummation of the transactions contemplated by this Agreement.

         (d) Seller will not (i) grant any increase in the wages or salary of any officer, employee or agent of Seller, except normal wage or salary increases for employees (other than officers and other management employees) in the ordinary course of business and consistent with past practice; (ii) by means of any bonus or pursuant to any plan or arrangement or otherwise, increase by any amount or to any extent the benefits or compensation of any such officer, employee or agent; (iii) enter into any employment agreement, sales agency or other contract or arrangement with respect to the performance of personal services which is not terminable by it without liability on not more than 30 days notice; (iv) enter into or extend any labor contract with any hourly-paid employees or any union; or (v) agree to take any such action.

         (e) Seller will not terminate or modify any lease, license, permit, contract or other agreement to which it is a party.

         (f) Seller will not mortgage, pledge or subject to lien or any other encumbrance, any of Seller's assets.

         (g) Seller will not enter into any transaction involving more than $10,000 or a commitment extending more than three months.

         (h) None of the Selling Parties will directly or indirectly (through a representative or otherwise) solicit or furnish information to any prospective acquirors, commence negotiations with any other party or enter into any agreement with any other party concerning the sale of Seller's capital stock or assets or any part thereof, or involving the merger, consolidation or combination of or share exchange with any other entity.

         (i) Seller will not enter into any transaction outside the ordinary course of business. For purposes of this Agreement, the term "ordinary course of business" shall mean the conduct of Seller's business as it has historically been conducted over the past 24 months.

         (j) Selling Parties will not enter into any agreement to do any of the foregoing.


6.2 ACCESS; FURTHER ASSURANCES.

         (a) After the execution of this Agreement and continuing until the Closing, Selling Parties shall cause Seller to permit Buyer and its counsel, accountants, engineers and other representatives full access during normal business hours, upon reasonable notice, to all of the directors, officers, facilities, properties, books, contracts, commitments and records of or relating to Seller (including without limitation, the right to conduct any physical count of inventory of Seller or otherwise be present at or participate in any such occurrence at any time prior to the Closing) and will furnish Buyer and its representatives during such period with all such information concerning Seller's affairs and such copies of such documents relating thereto, as Buyer or its representatives may reasonably request.

         (b) At any time and from time to time after the Closing, at Buyer's request and without further consideration, Selling Parties will execute and deliver such other instruments of sale, transfer, conveyance, assignment, and delivery and confirmation and take such action as the Buyer may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Buyer and to place Buyer in possession and control of, and to confirm Buyer's title to, the Assets, and to assist Buyer in exercising all rights and enjoying all benefits with respect thereto.

6.3 SCHEDULES. Selling Parties shall have, until the Closing, the continuing obligation to supplement or amend promptly the Schedules being delivered pursuant to this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in these Schedules. Furthermore, Selling Parties shall have the right, but not the obligation, within 14 days of the Closing to supplement or amend Exhibit T, the Accrued but untaken Vacation schedule, and other schedules or exhibits to be accurate as of the Closing Date.

6.4 TAXES. Shareholder or Seller will be responsible for, and hereby agree to assume and pay, all sales and similar taxes which may be due to any jurisdiction or governmental body as a result of the sale and transfer of the Assets; except that Buyer agrees to pay ordinary transfer fees arising by virtue of the transfer of the Assets hereunder, including fees, if any, for the assignment of the lease at 50 Beacon Street, Boston.

6.5 CONSENTS AND APPROVALS. Seller shall, in a timely, accurate and complete manner, take all necessary corporate and other action and use all reasonable efforts to obtain all consents, approvals, permits, licenses and amendments of agreements required of Seller to carry out the transactions contemplated in this Agreement and shall provide to Buyer such information as Buyer may reasonably require to make such filings and prepare such applications as may be required for the consummation by Buyer of the transactions contemplated by this Agreement. Notwithstanding the above, Buyer acknowledges that Seller cannot assure that ACCME accreditation will continue in the future.

6.6 BULK SALES COMPLIANCE. Buyer acknowledges that Seller is not complying with the provisions of the bulk sales or similar laws of any and all states (the "Bulk Sales Laws"), and Seller covenants and agrees to pay and discharge when due all claims, liabilities and related expenses which may be asserted against Buyer by reason of such noncompliance to the extent that such liabilities are not part of the Assumed Liabilities.

6.7 SELLER'S 401(K) PLAN. Buyer shall not adopt Seller's 401(k) Plan and the participants in Seller's 401(k) Plan who become employees of Buyer shall be entitled to a distribution of their benefits under the terms of Seller's 401(k) Plan.

6.8 PAYMENTS OF FUTURE CASH RECEIVED. Seller will promptly pay to Buyer any cash received after the Closing Date for subscriptions, if the cash does not relate to an account receivable as of the Closing Date. Seller will promptly pay to Buyer fifty percent (50%) of any cash received after the Closing Date for core curriculum lectures if the cash relates to a "balance due" on Schedule 1.2(b).

6.9 EMAIL FORWARDING. Until December 31, 1999, Seller shall forward emails sent to the addresses set forth on Schedule 6.12 to addresses which Buyer shall provide. Seller shall have absolutely no liability under this provision except for willful misconduct. Seller agrees to perform email forwarding services for Buyer set forth on Schedule 6.12 in exchange for $2,000 paid to Seller at Closing.

6.10 URL REDIRECTING. Until December 31, 1999, Seller shall redirect the URLs set forth on Schedule 6.13 to the URLs which Buyer shall provide. Seller shall have absolutely no liability under this provision except for willful misconduct. Seller agrees to perform URL forwarding services for Buyer set forth on Schedule
6.13 in exchange for $2,000 paid to Seller at Closing.

6.11 ACCOUNTING SERVICES. Until July 31, 1999, Seller shall perform the accounting services for Buyer set forth on Schedule 6.14. Seller shall have absolutely no liability under this provision except for willful misconduct. Seller agrees to perform the accounting services for Buyer set forth on Schedule
6.14 during the month of August, 1999 in exchange for $4,000 paid to Seller at Closing.

6.12 BONUS. Shareholder has agreed to pay bonuses to Seller's employees and one contractor for assisting in the transition to Buyer. Shareholder will pay the bonus to Steve Blinn and Cynthia Bush promptly following the Closing. Shareholder will not pay bonuses to the other individuals until six (6) months following the Closing Date, provided, however, that Shareholder will pay the bonus to these individuals sooner if Buyer terminates the employment of these individuals prior to six (6) months following the Closing Date. Shareholder will not pay the bonus to these individuals if the individual voluntarily leaves employment with the Buyer or if Buyer terminates the individual for cause prior to six (6) months following the Closing Date.

ARTICLE 7. COVENANTS AND AGREEMENTS OF BUYER

         Buyer agrees that from the date hereof until the Closing, and thereafter if so specified, it will fulfill the following covenants and agreements unless otherwise consented to by Seller in writing:

7.1 CONFIDENTIALITY. In the event the transactions contemplated by this Agreement are not consummated, for any reason, Buyer promptly will return to Seller all records and information provided to Buyer from Selling Parties. Buyer and Seller have entered into a separate confidentiality agreement dated February 9, 1999 (the "Confidentiality Agreement"), which shall survive the execution of this Agreement, a copy of which is attached hereto as Exhibit
S. Subject to specific exceptions contained in the Confidentiality Agreement, Buyer shall not at any time, before or after Closing, disclose the Purchase Price paid hereby.

7.2 CONSENTS AND APPROVALS. Buyer shall, in a timely, accurate and complete manner, take all necessary corporate and other action and use all reasonable efforts to obtain all consents, approvals, permits, licenses and amendments of agreements required of Buyer to carry out the transactions contemplated in this Agreement and shall provide to Seller such information as Seller may reasonably require to make such filings and prepare such applications as may be required for the consummation by Seller of the transactions contemplated by this Agreement.

7.3 FULFILLMENT OF UNEXPIRED SUBSCRIPTIONS. Buyer shall fulfill all unexpired subscriptions set forth on Exhibit T.

7.4 RETENTION OF EMPLOYEES. Buyer agrees to continue to employ all individuals currently employed by Seller at salaries no less than those currently received by such employees. Should Buyer terminate any of such employees unless for cause prior to 12 months following the Closing Date, Buyer shall offer any such employee one month salary for each full year of employment as an employee of Seller or Buyer, in the aggregate, up to a maximum of four months salary, plus any accrued and untaken vacation time, and shall reimburse up to $3,000 in outplacement fees, if incurred by the employee within 12 months of the date of termination, all in exchange for such employee's full release of claims against Buyer and the Selling Parties.

7.5 FINANCIAL STATEMENTS. The Buyer shall furnish to the Seller within one hundred twenty (120) days after the end of each fiscal year of the Buyer an audited consolidated balance sheet of the Buyer and its subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders' equity and changes in financial position for the fiscal year then ended, prepared in accordance with generally accepted accounting principles and accompanied by an opinion of a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Buyer.

7.6 ASSIGNMENT OF 50 BEACON STREET LEASE. The Buyer shall be responsible for paying to Shareholder pro rata any rent for July, 1999 which the Shareholder or an affiliate has already paid to the landlord of 50 Beacon Street.

7.7 ACCOUNTS RECEIVABLE. The Buyer shall promptly pay to Seller any amounts that it collects on accounts receivable which existed as of the Closing Date. The Buyer will promptly pay to Seller 50% of any cash received after the Closing Date for core curriculum lectures if the cash relates to a "balance due" on
Schedule 1.2(b).

7.8 PAYMENT OF ASSUMED LIABILITIES. The Buyer shall pay when due all Assumed Liabilities.

7.9 PAYMENT OF CERTAIN PREPAID ROYALTIES. The Buyer will pay to Seller royalties for the products shown on Schedule 7.11 up to the amounts shown as "balance" on
Schedule 7.11.

ARTICLE 8. CONDITIONS TO BUYER'S OBLIGATIONS

         All obligations of Buyer hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Selling Parties in this Agreement and the statements contained on the Schedules attached hereto or in any instrument, list, certificate or writing delivered by the Selling Parties pursuant to this Agreement shall be true when made and at and as of the time of the Closing as though such representations and warranties were made at and as of the Closing.

8.2 PERFORMANCE BY SELLING PARTIES. Selling Parties shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement, the Non-Competition Agreement and the Warrant Agreement to be so complied with or performed.

8.3 CERTIFICATES OF SELLING PARTIES. Each of the Selling Parties shall have delivered to Buyer a certificate in the form of Exhibit F hereto, dated the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 8.1 and 8.2.

8.4 OPINION OF COUNSEL FOR SELLING PARTIES. Buyer shall have received an opinion of the Seller's counsel dated the Closing Date, in form and substance satisfactory to Buyer's counsel, (a final draft of which shall have been furnished to Buyer's counsel not less than three days before the Closing), to the effect that:

         (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has full corporate power and authority to enter into this Agreement, to carry out the transactions contemplated hereby and to carry on its business as presently conducted.

         (b) This Agreement has been duly executed and delivered by each of the Selling Parties.

         (c) Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby, or compliance with and fulfillment of the terms and provisions hereof will conflict with or result in the breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or the Bylaws of Seller or any agreement or instrument known to such counsel to which any Selling Party is a party or by which any of them is bound or any laws or regulatory provisions which are known to such counsel to be applicable to any of them.

         (d) To the knowledge of such counsel, except for the AAO Claim, there are no claims, actions, suits, proceedings or investigations pending or threatened by or against, or otherwise affecting the Assets or the transactions contemplated by this Agreement, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority.

         (e) Except as set forth in Schedules 4.17 and 4.29 and as set forth in the Software & Database Licensing Agreement, Selling Parties have obtained all consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and delivery of this Agreement and the Non-Compete Agreements and the consummation of the transactions contemplated hereby.

         (f) Such opinion shall also cover such other matters incident to the transactions contemplated by the Agreement as Buyer may reasonably request.

8.5 CONSENTS AND APPROVALS. Buyer shall have received from the Selling Parties executed counterparts of the consents referred to in Section 4.25, all of which consents shall be in form and substance satisfactory to Buyer.

8.6 LITIGATION. On the date of the Closing, there shall be no lawsuits pending against any of the Selling Parties seeking to enjoin, prohibit, restrain or otherwise prevent the transactions contemplated hereby or which might adversely affect Seller's ability to transfer Assets hereby or, from and after Closing, and except for the AAO Claim, Buyer's right, title or interest in the Assets or Buyer's use and enjoyment thereof.

ARTICLE 9. CONDITIONS TO SELLING PARTIES' OBLIGATIONS

         All obligations of the Selling Parties under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Buyer in this Agreement shall be true when made and at and as of the time of the Closing as though such representations and warranties were made at and as of such date.

9.2 PERFORMANCE. Buyer shall have performed and complied with all agreements, obligations and conditions required by this Agreement, the Escrow Agreement, the Non-Competition Agreement and the Warrant Agreement to be so complied with or performed including payment of the Purchase Price.

9.3 OFFICER'S CERTIFICATE. Buyer shall have delivered to Selling Parties a Certificate of the President of Buyer in the form as Exhibit B hereto, in his representative capacity and not individually, dated the Closing Date, certifying as to the fulfillment of and/or the conditions specified in Sections 9.1 and 9.2.

9.4 OPINION OF COUNSEL FOR BUYER. Seller shall have received opinions of Buyer's counsel dated the Closing Date, in form and substance satisfactory to Seller's counsel (a final draft of which shall have been provided to Seller's counsel not less than three days before the Closing), to the effect that:

         (a) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Tennessee and has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

         (b) This Agreement has been duly executed and delivered by Buyer.

         (c) This Agreement is a valid and binding obligation of Buyer enforceable against Buyer and subject to any applicable bankruptcy, reorganization, insolvency or other laws, now or hereafter in effect, affecting creditors' rights generally and subject to equitable defenses and to the discretion of the Court before which any proceeding therefor may be brought.

         (d) Neither the execution nor the delivery of this nor the consummation of the transactions contemplated hereby or thereby, nor compliance with and fulfillment of the terms and provisions hereof or thereof will conflict with or result in the breach of the terms, conditions or provisions of, or constitute a default under, the Charter or the Bylaws of Buyer or any agreement or instrument known to such counsel to which Buyer is a party or by which it is bound.

         (e) The authorized capital stock of the Buyer consists of (i) 76,000 shares of Series A Convertible Preferred Stock, (ii) 1,436,961 shares of Series B Convertible Preferred Stock, and (iii) 20,000,000 shares of Common Stock, in each case with no par value. Immediately prior to the Closing, 76,000 shares of the Series A Convertible Preferred Stock, 527,751 shares of the Series B Convertible Preferred Stock, and 1,991,647 shares of the Common Stock will be validly issued and outstanding, fully paid and nonassessable. The designations, powers, preferences, rights, qualifications limitations and restrictions in respect of each class and series of authorized capital stock of the Buyer are as set forth in the Charter, a copy of which, as certified by the Secretary of State of Tennessee, is attached as Exhibit Q, and all such designations, powers, preferences, rights qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws. All of the outstanding securities of the Buyer were issued in compliance with all applicable federal and state securities laws.

9.5 LITIGATION. On the date of the Closing, there shall be no lawsuits pending against the Buyer seeking to enjoin, prohibit, restrain or otherwise prevent the transactions contemplated hereby.

ARTICLE 10. INDEMNIFICATION

10.1 INDEMNIFICATION BY SELLING PARTIES. Selling Parties, jointly and severally, hereby agree to defend, indemnify and hold harmless Buyer, the Subsidiaries, each fiduciary of Buyer's employee benefit plans and each of Buyer's shareholders, affiliates, officers, directors, employees, agents, successors and assigns ("Buyer's Indemnified Persons") and shall reimburse Buyer's Indemnified Persons for, from and against each claim, fine, judgment, oversight cost, assessment, loss, liability, cost and expense (including without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors but excluding consequential damages, including without limitation, lost profits) (collectively, "Losses"), directly or indirectly relating to, resulting from or arising out of:

         (a) Any untrue representation, misrepresentation, breach of warranty or nonfulfillment of any covenant, agreement or other obligation by or of any Selling Party contained herein, any Schedule hereto or in any certificate, document or instrument delivered to Buyer pursuant hereto.

         (b) Any Tax liability of Seller relating to the Assets not previously paid, or for which adequate reserves have not been established in the balance sheet included in the Financial Statements, which is successfully asserted or assessed against it for any event or period prior to the Closing Date (regardless of whether the possibility of the assertion or assessment of any such Tax liability shall have been disclosed to Buyer at or prior to the Closing).

         (c) Any obligation or liability of Seller not included in the Assumed Liabilities, and any and all loss, liability or damage suffered or incurred by Buyer by reason of the failure by Seller to comply with Bulk Sales Laws.

         (d) The AAO Claim;

         (e) Any other Losses incidental to any of the foregoing.

10.2 EXPIRATION AND LIMITATION. Notwithstanding the foregoing:

         (a) The indemnification obligations under this Article 10, or under any certificate or writing furnished in connection herewith, shall terminate as follows:

             (i) with respect to claims relating to, resulting from or arising out of Sections 10.1(b) and (c) or the representations and warranties set forth in Section 4.1 , Section 4.8, Section 4.12 or Section 4.24,
         (A) the date that is six (6) months after the expiration of the longest applicable federal or state statute of limitation (including extensions thereof), or (B) if there is no applicable statute of limitation, five
         (5) years after the Closing Date for any other claim covered by clause
         (i) of this Section 10.2(a); or

             (ii) with respect to all claims other than those referred to in clause (i) of this Section 10.2(a), on the date that is 12 months following the Closing Date.

         (b) The aggregate amount of the Selling Parties' liability under this
Article 10 shall not exceed $500,000. There shall be no liability for indemnification under Section 10.1 unless the aggregate amount of Losses exceeds $25,000, provided, however, that at such time as the aggregate amount of Losses exceeds $25,000, the Selling Parties shall be liable for the full amount of the Losses. The Selling Parties have the right, but not the obligation, to pay its obligations hereunder by transferring to the Buyer that number of shares of Common Stock, which for this purpose only shall have the same value as on the date of issuance.

         (c) The Selling Parties' obligations to indemnify hereunder shall not extend to Losses attributable to Buyer's negligence or willful misconduct.

10.3 INDEMNIFICATION BY BUYER. Buyer hereby agrees to defend, indemnify and hold harmless the Selling Parties, their respective subsidiaries, each fiduciary of the Selling Parties' employee benefit plans and each of the Selling Parties' shareholders, affiliates, officers, directors, employees, agents, successors and assigns ("Selling Parties' Indemnified Persons") and shall reimburse the Selling Parties' Indemnified Persons for, from and against each claim, fine, judgment, oversight cost, assessment, loss, liability, cost and expense (including without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors but excluding consequential damages, including without limitation, lost profits) (collectively, "Losses"), directly or indirectly relating to, resulting from or arising out of:

         (a) Any untrue representation, misrepresentation, breach of warranty or non-fulfillment of any covenant, agreement or other obligation by or of Buyer contained herein or in any certificate, document or instrument delivered to Selling Parties pursuant hereto.

         (b) Any Assumed Liabilities.

         (c) Any Losses with respect to the operations of Seller following Closing, other than (i) those Losses which are determined by a court to arise out of any breach by Seller of any covenant, representation or warranty contained in this Agreement, or (ii) those Losses that are determined by a court to be subject to indemnification by Seller under Section 10.1.

         (d) Any other Losses incidental to the foregoing.

The aggregate amount of the Buyer's liability under this Article 10 shall not exceed $500,000. In addition, there shall be no liability for indemnification under this Section 10.3 unless, the aggregate amount of Losses exceeds $25,000, provided, however, that at such time as the aggregate amount of Losses exceeds $25,000, the Buyers shall be liable for the full amount of the Losses, provided that such $25,000 minimum indemnification shall not apply to Losses related to Assumed Liabilities. For the Assumed Liabilities, Buyer has the obligation to repay these to the Selling Parties without reaching any minimum.

10.4 PROCEDURE. The indemnified party shall promptly notify the indemnifying party of any claim, demand, action or proceeding for which indemnification will be sought under Sections 10.1 or 10.3, and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, Buyer and the Selling Parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party. If a firm written offer is made to settle any such third party claim, demand, action or proceeding, which offer does not involve any injunctive or non-monetary relief against the indemnified party, and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement.

ARTICLE 11. SURVIVAL OF REPRESENTATIONS

11.1 SURVIVAL OF REPRESENTATIONS. All representations, warranties, covenants and agreements by the parties contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of any party hereto for a period to one (1) year from the Closing Date; provided, however, that the representations of Seller contained in Sections 4.1, 4.8, 4.12 and 4.24 shall survive for the duration of the applicable statute of limitations period.

11.2 REMEDIES CUMULATIVE. The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

ARTICLE 12. TERMINATION OF AGREEMENT

This Agreement may be terminated at any time prior to the Closing:

         (a) By mutual agreement of Selling Parties and Buyer.

         (b) By Buyer, upon ten (10) business days' prior written notice to Selling Parties if (i) there has been a material violation or breach by any of the Selling Parties of any of the agreements, representations or warranties contained in this Agreement, or (ii) if any of the conditions set forth in
Article 8 have not been materially satisfied by the Closing and either (i) or
(ii) have not been waived in writing by Buyer or cured within such ten-day period.

         (c) By Selling Parties, upon ten (10) business days' prior written notice to Buyer if (i) there has been a material violation or breach by the Buyer of any of the agreements, representations or warranties contained in this Agreement, or (ii) if any of the conditions set forth in Article 9 have not been materially satisfied by the Closing and either (i) or (ii) have not been waived in writing by Seller or cured within such ten-day period.

         (d) By either Buyer or Selling Parties if the transactions contemplated by this Agreement shall not have been consummated on or before July 30, 1999.

         (e) By either Buyer or Selling Parties if any of the other makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy or seeks or consents to any reorganization or similar relief under any present or future bankruptcy act or similar law, or is adjudicated a bankrupt or insolvent, or if a third party commences any bankruptcy, insolvency, reorganization or similar proceeding involving the other.

ARTICLE 13. MISCELLANEOUS

13.1 EXPENSES. All fees and expenses incurred by Seller, including without limitation, legal fees and expenses in connection with this Agreement will be borne by Seller or the Shareholder as they may determine and all fees and expenses incurred by Buyer, including without limitation, legal fees and expenses, in connection with this Agreement will be borne by Buyer.

13.2 ASSIGNABILITY; PARTIES IN INTEREST.

         (a) Buyer may assign any or all of its rights hereunder to any affiliate or any direct or indirect subsidiary of Buyer, and Buyer shall advise Selling Parties of any such assignment and shall designate such party as the assignee and transferee of the Assets purchased. Any such assignee shall assume all of Buyer's duties, obligations and undertakings hereunder, but the Buyer shall remain liable hereunder.

         (b) Seller may not assign, transfer or otherwise dispose of any of its rights hereunder without the prior written consent of Buyer.

         (c) All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, successors, assigns and legal or personal representatives of the parties hereto, provided that the rights and obligations under all licenses of trademarks hereunder shall under no circumstances be assignable.

13.3 ALLOCATION OF PURCHASE PRICE. The Purchase Price for the Assets shall be allocated as set forth on Schedule 13.3. The parties agree to follow the allocation for federal and state income tax purposes.

13.4 KNOWLEDGE. An individual will be deemed to have "knowledge" of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A person (other than an individual) will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving, or who has within the last eight months served, as a director, officer or trustee of such person (or in any similar capacity) has, or at any time had knowledge of such fact or other matter.

13.5 ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including the exhibits, Schedules, lists and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, and the Confidentiality Agreement set forth as Exhibit F contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter, except for the Confidentiality Agreement. This Agreement may be amended only by a written instrument duly executed by all parties or their respective heirs, successors, assigns or legal personal representatives. Any condition to a party's obligations hereunder may be waived but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision or to exercise its rights with respect to any provision hereof, shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same.

13.6 HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

13.7 REFERENCES. References to a section or subsection when used without further attribution shall refer to the particular section or subsection of this Agreement.

13.8 SEVERABILITY. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.

13.9 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

         If to Selling Parties:

         David Mirchin
         Vice President and General Counsel
         SilverPlatter Information, Inc.
         100 River Ridge Drive
         Norwood, MA  02062

         If to Buyer:

         Robert H. Laird, Jr.
         Vice President and General Counsel
         HealthStream, Inc.
         209 10th Ave. South
         Suite 450
         Nashville, TN  37203

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

13.10 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee, without regard to its conflict of laws rules.

13.11 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, with the same effect as if the signatories executing the several counterparts had executed one counterpart, provided, however, that the several executed counterparts shall together have been signed by all parties to be bound hereby. This Agreement shall be binding upon each signatory hereto when one or more counterparts, as provided above, have been signed by Buyer, Seller and the Shareholders. All such executed counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Buyer and by each of the Selling Parties on the date first above written.

                                            BUYER:

                                            HEALTHSTREAM, INC.
                                            209 10th Ave. South
                                            Suite 450
                                            Nashville, TN  37203


                                            By:
                                                --------------------------------
                                            Title:
                                                   -----------------------------


                                            SELLER:

                                            SILVERPLATTER EDUCATION, INC.
                                            100 River Ridge Drive
                                            Norwood, MA  02062


                                            By:
                                                --------------------------------
                                            Title:
                                                   -----------------------------


                                            SHAREHOLDER:

                                            SILVERPLATTER INFORMATION, INC.
                                            100 River Ridge Drive
                                            Norwood, MA 02062


                                            By:
                                                --------------------------------
                                            Title:
                                                   -----------------------------